Exhibit 10.1

Execution Copy

EMPLOYMENT TRANSITION AGREEMENT

THIS EMPLOYMENT TRANSITION AGREEMENT (including the Exhibits hereto, this “Agreement”), dated as of March 18, 2021, is by and between Peabody Energy Corporation, a Delaware corporation (the “Company”), and Glenn L. Kellow (the “Executive”).

WHEREAS, capitalized terms used in this Agreement that are not defined shall have the meanings ascribed to such terms in the Peabody Energy Corporation 2019 Executive Severance Plan (the “ESP”);

WHEREAS, Executive is currently employed as the President and Chief Executive Officer of the Company and currently serves on the Board of Directors of the Company (the “Board”);

WHEREAS, the Board believes that succession planning is in the best interests of the Company and its stockholders and succession planning is a high priority for the Board;

WHEREAS, as part of its succession planning process, the Board formed a search committee to undertake a review of internal and external candidates to succeed the Executive in his roles as President and Chief Executive Officer;

WHEREAS, in order to facilitate the Board’s succession planning, Executive has agreed to continue to serve in his current roles with the Company until the earliest of (v) the date that Executive’s replacement commences employment with the Company, but not less than 30 days following Executive’s receipt of notice of such replacement’s commencement date, (w) August 31, 2021, (x) Executive’s death or Disability, (y) the date of Executive’s termination of employment for Good Reason (including, for purposes of this Agreement, if Executive is removed from the Board other than for Cause) and (z) the date the Company terminates Executive’s employment for any reason (the last day of Executive’s employment with the Company, the “Termination Date”); and

WHEREAS, the Company and Executive desire to set forth their respective rights and obligations in respect of Executive’s departure from the Company.

NOW, THEREFORE, in consideration of the covenants and conditions set forth herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1. Resignations on Termination Date. Executive and the Company agree that effective on the Termination Date, Executive hereby shall resign from his positions as a member of the Board and President and Chief Executive Officer of the Company and from any and all other positions held by Executive with the Company and its subsidiaries and affiliates. Executive agrees to execute such documentation as may be reasonably required to effectuate the resignations detailed in the immediately preceding sentence.

2. Separation Benefits. Upon a termination of Executive’s employment (I) voluntarily on or within 30 days following the date that Executive’s replacement commences employment with the Company, (II) voluntarily on August 31, 2021, (III) due to Executive’s death or Disability, (IV) by the Company without Cause or (V) by Executive for Good Reason, and subject to (x) Executive’s continued employment through the Termination Date, (y) Executive’s execution of a release in the form attached as Exhibit A to this Agreement (the “Release”) within 21 calendar days following the Termination Date, and the non-revocation of the Release during the seven-day period following execution of the Release (together, the “Release Conditions”), and (z) Executive’s compliance in all material respects with the Participation Agreement (for the avoidance of doubt, any post-employment obligations thereunder shall commence to run from the Termination Date) subject to notice from the Company of any such noncompliance and not less than 30 days to cure if capable of cure, Executive shall be entitled to the following severance rights and employment termination benefits:

a.	Company Long-Term Incentive Awards.

i. Any Company restricted stock units and time-based cash grants held by Executive that would vest by their original terms during the twelve months following the Termination Date will vest upon the Termination Date; and

ii. A pro-rata portion (based upon the sum of the number of days employed plus the number of days in the Consulting Period (as defined in Exhibit B) during any applicable performance period, including any days remaining in such period following any date that the Company terminates the Consulting Period without Cause, with such sum divided by the total number of days in the performance period) of any performance stock units and performance-based cash grants held by Executive that are outstanding as of the Termination Date shall remain eligible to vest based on actual performance through the entire performance period.

b.

Cash Severance. The Company shall pay to Executive twenty-four monthly installments of $186,876.13, with each installment payable on the first payroll date of each month following the Termination Date, provided that any installments that would have been made during the sixty-five days following the Termination Date shall instead be made in a lump sum on the sixty-fifth day following the Termination Date.

c.

Pro-Rata Bonus. No later than March 15, 2022, the Company shall pay to Executive a pro-rata bonus in respect of calendar year 2021, based on the Company’s actual performance (with any individual subjective elements treated as achieved at no less than target) and pro-rated for the period of time from and including January 1, 2021 through and including the Termination Date.

d.

COBRA. Executive shall be entitled to continuation of group health coverage (including medical, dental, and vision benefits, to the extent permitted under the applicable plan), and the health care flexible spending account (to the extent required to comply with COBRA continuation coverage requirements) (collectively, the “Continuation Benefits”) in accordance with the applicable plan terms and applicable law, and to the extent that such programs and plans are maintained by the Company, for eighteen (18) months following the Termination Date (the “Benefit Continuation Period”); provided, however, that Executive pays the full cost of his or her coverage under such plans, except that the Executive shall pay only the required contributions for any health care continuation coverage required to be provided to or on behalf of the Executive under COBRA, on the same basis as any other plan participant electing similar COBRA continuation coverage under the Company health plan; and provided, further, that any such coverage shall terminate to the extent that Executive obtains comparable benefits from any other employer during the Benefit Continuation Period. Executive shall be reimbursed by the Company for the cost of the Continuation Benefits (except that the reimbursement for his required contributions for COBRA health care continuation coverage shall be reduced by an amount equal to the cost paid by an active employee for similar coverage under the Company health plan), and any such reimbursement shall be treated as taxable and reduced by applicable tax withholding. For the avoidance of doubt, in accordance with applicable law, Executive shall be entitled to COBRA continuation coverage in the event of a termination of employment which is not deemed a Termination Date hereunder.

e.

Change in Control. If, prior to the Termination Date, the Company enters into an agreement the consummation of which would result in a Change in Control (a “CIC Agreement”) or a Change in Control occurs, then:

i. If the Change in Control occurs prior to the two year anniversary of the Termination Date, Executive will be entitled to six additional severance installments of $186,876.13, payable on the same schedule described in Section 2(b), except that the six additional installments will commence on the first payroll date of the month following the twenty-fourth installment described in Section 2(b).

ii. If the Change in Control occurs prior to the Termination Date, Executive’s unvested equity awards will be treated as provided for in the CIC Agreement or, if there is no CIC Agreement, in accordance with the award terms.

iii. If the Change in Control occurs after the Termination Date and prior to the two year anniversary of the Termination Date, the Company shall pay to Executive an amount in cash representing the value of the Company equity awards forfeited on the Termination Date, using the closing price of the Company’s stock on the last trading day prior to the date on which the Change in Control occurs and based on the number of shares covered by such awards that would have vested upon a Qualifying Termination following a Change in Control.

Executive acknowledges and agrees that Executive’s rights and benefits under this Section 2 are subject to the satisfaction of the Release Conditions and Executive’s compliance in all material respects with the Participation Agreement, subject to notice from the Company of any such noncompliance and not less than 30 days to cure if capable of cure, and Executive shall forfeit all rights and benefits under this Section 2 if the Release Conditions are not satisfied, if Executive does not comply with the terms of the Release or if Executive materially breaches any provision of the Participation Agreement. Any outstanding amount payable to Executive hereunder shall be paid by the Company to the legal representative of his estate in the event of his death prior to such payment being made by the Company.

3. Accrued Obligations. Within 30 calendar days of the Termination Date, the Company will pay to Executive a lump sum equal to Executive’s accrued and unused vacation as of the Termination Date, less applicable tax withholdings and any then incurred expenses that have not then been reimbursed in accordance with Company policy. Executive shall also be entitled to his accrued vested benefits under the Company’s compensation and benefits plans, including, without limitation, his accrued vested benefits pursuant to the Company’s supplemental employee retirement plan.

4. Company Covenant. The Company will instruct its senior management and directors not to disparage Executive and further agrees to make no official statements that disparage Executive. Nothing in this Section 4 shall prohibit any person (including Executive) from making any truthful statements to the extent required by law or legal process.

5. Full Settlement; No Obligation to Mitigate; Effect of Certain Terminations of Employment.

a.

Full Settlement. Executive agrees that the payments and benefits contemplated by Sections 2 and 3 of this Agreement shall be in full satisfaction of any rights and benefits due to Executive upon a termination of Executive’s employment with the Company, including, without limitation, any rights and benefits under the ESP. Executive acknowledges that the payments and benefits to which he becomes entitled pursuant to Sections 2 and 3 of this Agreement shall not be considered in determining his benefits under any plan, agreement, policy or arrangement of the Company.

b.

No Obligation to Mitigate. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not Executive obtains other employment.

c.

Effect of Certain Terminations of Employment. If Executive’s employment with the Company is terminated for Cause or voluntarily by Executive without Good Reason (other than Executive’s departure on or within 30 days following the date that Executive’s replacement commences employment with the Company, or on August 31, 2021, if earlier), Executive shall no longer be entitled to the payments and benefits that would otherwise be provided pursuant to this Agreement. In either such event, Executive shall only be entitled to payment of his accrued but unpaid salary, his accrued but unused vacation, his other accrued vested benefits (including his accrued vested benefits under the Company’s supplemental employee retirement plan) and any then incurred expenses that have not then been reimbursed, each in accordance with Company policy.

6. Tax Withholding. All payments and benefits provided to Executive under this Agreement will be less applicable withholdings for federal, state and local taxes.

7. Consulting Services. The terms set forth on Exhibit B shall apply following the Executive’s termination of employment with the Company other than a termination due to death or Disability, for Cause or voluntarily by Executive without Good Reason (other than as contemplated by Section 2(x)(I) and (II) of this Agreement).

8. Attorneys’ Fees. Reasonable, documented legal fees incurred by Executive for (i) the documentation of this Agreement (including the Release and the consulting services agreement) will be paid directly, subject to a cap of $20,000, along with (ii) any reasonable, documented fees incurred in any future dispute with respect to this Agreement if Executive has acted in good faith with respect to such dispute.

9. Press Release. The Company and Executive shall jointly agree in good faith on the terms of a press release or other public filing describing the arrangements provided herein.

10. Entire Agreement. This Agreement and the Release constitute the entire agreement between the parties with respect to the subject matter hereof (other than with respect to any equity- and cash-based incentive awards referenced herein), and supersede any and all prior agreements or understandings between the parties arising out of or relating to Executive’s employment and the cessation thereof.

11. Governing Law; Jurisdiction. This Agreement shall be governed by the laws of the State of Delaware, without giving effect to the conflicts of law principles thereof. Any disputes regarding this Agreement shall be brought only in the Circuit Court of St. Louis County, Missouri or the US District Court for the Eastern District of Missouri.

12. Severability of Provisions. Each of the sections contained in this Agreement shall be enforceable independently of every other section in this Agreement, and the invalidity or nonenforceability of any section shall not invalidate or render unenforceable any other section contained in this Agreement.

13. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company, including as a result of a merger or sale of all or substantially all of the Company’s assets or similar corporate transaction. This Agreement shall not be assignable by Executive. If Executive shall die before all the payments required by this Agreement to be made to Executive have been made, then all remaining payments shall be made to Executive’s estate or such person or trust as Executive shall designate.

14. Waivers. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy under this Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by any related document or by law.

15. Modification. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by both Executive and the Company.

16. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

PEABODY ENERGY CORPORATION

By:	/s/ Bob Malone
Name:	Bob Malone
Title:	Chairman of the Board of Directors

/s/ Glenn L. Kellow
Glenn L. Kellow

[Signature Page to Employment Transition Agreement]

EXHIBIT A

THIS RELEASE (this “Release”) is entered into between Glenn L. Kellow (“Executive”) and Peabody Energy Corporation (the “Company”), for the benefit of the Company. Reference is made to the Employment Transition Agreement (the “ETA”), dated March 18, 2021, by and between the Company and Executive. Capitalized terms used and not defined herein shall have the meanings provided in the ETA. The entering into and non-revocation of this Release is a condition to Executive’s right to receive the payments and benefits described in Section 2 of the ETA (the “Separation Benefits”).

Accordingly, Executive and the Company agree as follows:

1. In consideration for the Separation Benefits, to which Executive is not otherwise entitled, and the sufficiency of which Executive acknowledges, Executive represents and agrees, as follows:

(a) Executive, for himself, his heirs, administrators, representatives, executors, successors and assigns (collectively “Releasers”), hereby irrevocably and unconditionally releases, acquits and forever discharges and agrees not to sue the Company or any of its parents, subsidiaries, divisions, affiliates and related entities and their current and former directors, officers, and, in their official capacities as such, shareholders, trustees, employees, consultants, independent contractors, representatives, agents, servants, successors and assigns and all persons acting by, through or under or in concert with any of them (collectively “Releasees”), from all claims, rights and liabilities up to and including the date of this Release arising from or relating to Executive’s employment with (including service as a director), or termination of employment from (including termination of service as a director), the Company and its subsidiaries and affiliates, and from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of actions, suits, rights, demands, costs, losses, debts and expenses in connection with Executive’s service as a director of the Company and Executive’s employment and termination of employment with the Company and its subsidiaries, known or unknown, suspected or unsuspected and any claims of wrongful discharge, breach of contract, implied contract, promissory estoppel, defamation, slander, libel, tortious conduct, employment discrimination or claims under any federal, state or local employment statute, law, order or ordinance, including any rights or claims arising under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621 et seq. (“ADEA”), the Americans with Disabilities Act of 1990, as amended, the Family Medical Leave Act of 1993, as amended, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the Vietnam Era Veterans’ Readjustment Assistance Act of 1974, as amended, the Worker Adjustment and Retraining Notification Act of 1988, as amended. Nothing contained herein shall restrict the parties’ rights to enforce the terms of this Release.

(b) To the maximum extent permitted by law, Executive agrees that he has not filed, nor will he ever file, a lawsuit asserting any claims which are released by this Release, or to accept any benefit from any lawsuit which might be filed by another person or government entity based in whole or in part on any event, act, or omission which is the subject of this Release.

(c) This Release specifically excludes (i) Executive’s rights and the Company’s obligations under the ETA, (ii) Executive’s rights as a stockholder or equity award holder of the Company, (iii) claims which may not be released under applicable law and (iv) any indemnification or directors’ and officers’ liability insurance or similar rights the Executive has as a current or former officer or director of the Company. Nothing contained in this Release shall release Executive from his obligations under the ETA that continue or are to be performed following Executive’s termination of employment with the Company, and Executive acknowledges that the Company will have available to it all remedies at law and at equity, including injunctive relief, in the event that Executive breaches any of his obligations under the ETA or this Release. The covenants, representations and acknowledgments made by Executive in this Release shall continue to have full force and effect after the execution and effectiveness of this Release and the delivery of the Separation Benefits, and this Release shall inure to the benefit of each Releasee, and the successors and assigns of each of them, to the extent necessary to preserve the intended benefits of such provisions.

(d) The parties agree that this Release shall not affect the rights and responsibilities of the US Equal Employment Opportunity Commission (hereinafter “EEOC”) to enforce ADEA and other laws. In addition, the parties agree that this Release shall not be used to justify interfering with Executive’s protected right to file a charge or participate in an investigation or proceeding conducted by the EEOC, the Securities and Exchange Commission (“SEC”) or other government agency to the extent he is permitted to do so by applicable law or making other disclosures that are protected under whistleblower provisions of federal law or regulation, in each case without the necessity of prior authorization from the Company or the need to notify the Company that he has done so. The parties further agree that Executive knowingly and voluntarily waives all rights or claims (that arose prior to Executive’s execution of this Release) the Releasers may have against the Releasees, or any of them, to receive any benefit or remedial relief (including, but not limited to, reinstatement, back pay, front pay, damages, attorneys’ fees, experts’ fees) as a consequence of any investigation or proceeding conducted by the EEOC.

2. Executive acknowledges that the Company has specifically advised him of the right to seek the advice of an attorney concerning the terms and conditions of this Release. Executive further acknowledges that he has been furnished with a copy of this Release, and he has been afforded twenty-one (21) calendar days in which to consider the terms and conditions set forth above prior to this Release. By executing this Release, Executive affirmatively states that he has had sufficient and reasonable time to review this Release and to consult with an attorney concerning his legal rights prior to the final execution of this Release. Executive further agrees that he has carefully read this Release and fully understands its terms. Executive acknowledges that he has entered into this Release, knowingly, freely and voluntarily. Executive understands that he may revoke this Release within seven (7) calendar days after signing this Release. Revocation of this Release must be made in writing and must be received by [___] at the Company, [COMPANY ADDRESS], within the time period set forth above.

3. This Release covers both claims that Executive knows about and those Executive may not know about. Executive expressly waives all rights afforded by any statute which limits the effect of a release with respect to unknown claims. Executive understands the significance of Executive’s release of unknown claims and Executive’s waiver of statutory protection against a release of unknown claims.

4. This Release will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflicting provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of Delaware to be applied. In furtherance of the foregoing, the internal law of the State of Delaware will control the interpretation and construction of this agreement, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply. The provisions of this Release are severable, and if any part or portion of it is found to be unenforceable, the other paragraphs shall remain fully valid and enforceable.

5. This Release shall become effective and enforceable on the eighth day following its execution by Executive, provided he does not exercise his right of revocation as described above. If Executive fails to sign and deliver this Release or revokes his signature, this Release will be without force or effect, and Executive shall not be entitled to the Separation Benefits.

Date:	Glenn L. Kellow

EXHIBIT B

CONSULTING SERVICES AGREEMENT

1. Defined Terms. Capitalized terms used in this Exhibit B that are not defined shall have the meanings ascribed to such terms in the EMPLOYMENT TRANSITION AGREEMENT (“ETA”), dated as of March 18, 2021, by and between Peabody Energy Corporation, a Delaware corporation (the “Company”), and Glenn L. Kellow (the “Executive”).

2. Consulting Period. The term of this Agreement shall commence on the next day immediately following the Termination Date and end on the one-year anniversary of the Termination Date, unless terminated earlier as provided herein (such period, through the termination date, (the “Consulting Period”).

3. Services; Time Commitment. During the Consulting Period, Executive shall provide general consulting services to the Company at the direction of and reporting to the Chief Executive Officer of the Company. Executive shall not be required to provide consulting services under this Agreement for more than 20 hours in any month during the Consulting Period. Services will be performed remotely (virtually) unless in person services are reasonably requested by the Company (subject to (a) any Covid-19 travel restrictions, (b) the Company cooperating in assisting Executive to obtain any necessary work visa and (c) Executive’s then current personal and business commitments). Executive shall be indemnified by the Company for his services rendered during the Consulting Period on the same basis as if he were then a senior executive officer of the Company.

4. Fees for Services and Related Matters.

(a) Fee for Services. During the Consulting Period, the Company shall pay Executive a monthly consulting fee of $85,000 (the “Consulting Fees”), payable in arrears on the fifteenth of each calendar month.

(b) Expense Reimbursement. Executive will be reimbursed for, or the Company will pay directly, all expenses reasonably incurred by Executive in connection with rendering the services, including travel and lodging expenses incurred in accordance with travel policy for the CEO of the Company as in effect as of the date that the ETA is executed.

5. Relationship.

(a) Status as an Independent Contractor. The Company and Executive acknowledge and agree that the Company shall not exercise general supervision or control over the time, place or manner in which Executive provides the consulting services hereunder, and that in performing the consulting services pursuant to this Agreement Executive shall be acting and shall act at all times as an independent contractor only and not as an employee, agent or partner of or with the Company or its affiliates. Executive acknowledges that Executive is solely responsible for the payment of all Federal, state, local and foreign taxes that are required by applicable laws or regulations to be paid with respect to the Consulting Fee and no such amounts shall be withheld and remitted to the applicable taxing authorities by the Company unless legally required.

(b) Non-Exclusive Services. The Company acknowledges that Executive is not prohibited by this Agreement from obtaining employment with or otherwise providing services to another entity during the Consulting Period; provided that such other employment or services do not interfere with Executive’s ability to provide the services hereunder.

6. Termination.

(a) Right to Terminate. The Company may, at any time and in its sole discretion, terminate the Consulting Period and this Agreement with or without Cause (as defined below), with any termination for Cause to be effective immediately and any termination without Cause to be effective 30 days after written notice is delivered to Executive by the Company. Executive may also terminate the Consulting Period and this Agreement by providing the Company with 30 days’ advance written notice of such voluntary termination. Furthermore, the Consulting Period and this Agreement shall terminate effective immediately upon Executive’s death or Disability and upon the occurrence of a Change in Control.

(b) Consequences of Termination. Upon termination of the Consulting Period and this Agreement for any reason (except as provided in the following sentence), the Company shall have no further obligations to Executive under this Agreement, other than the obligation to pay to Executive (i) any unpaid Consulting Fees through the date of termination, no later than the 30th day following the date of termination, and (ii) any reimbursable business expenses. In the event of a termination of this Agreement (i) by the Company without Cause, (ii) by Executive following a material breach by the Company of any provision of this Agreement which is not promptly cured after Executive provides written notice to the Company describing such breach or (iii) upon a Change in Control, as liquidated damages for any such termination, Executive shall be entitled to any unpaid portion of the Consulting Fee for the remainder of the scheduled Consulting Period in a lump sum within 30 days of the date of termination. All remaining consulting payments will be due in a lump sum immediately prior to a Change in Control.

B-2